SCHEDULE 14A INFORMATION

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AVERY DENNISON CORPORATION

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AVERY DENNISON CORPORATION

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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held April 24, 2003

To the Stockholders:

The Annual Meeting of Stockholders of Avery Dennison Corporation will be held at 150 North Orange Grove Boulevard, Pasadena, California, on Thursday, April 24, 2003, at 1:30 P.M. for the following purposes:

1. To elect three directors to hold office for a term of three years and until their successors are elected and have qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003; and

3. To consider and vote upon a proposal to approve an amended and restated director equity plan; and

4. To consider and vote upon a proposal to approve an amended and restated employee stock option and incentive plan; and

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, February 24, 2003, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G. van Schoonenberg

Secretary

Pasadena, California

Dated: March 14, 2003

Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please vote by telephone or by using the Internet as instructed on the enclosed proxy card, or complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (which does not require postage if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.

AVERY DENNISON CORPORATION

150 North Orange Grove Boulevard

Pasadena, California 91103

PROXY STATEMENT

This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called the “Company”), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 24, 2003, at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,000 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 14, 2003.

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. In addition to the election of directors and ratification of the appointment of PricewaterhouseCoopers, LLP as independent auditors for the Company, two equity compensation plans will be submitted for approval by the Company’s stockholders: an amended and restated director equity plan and an amended and restated employee stock option and incentive plan. As of the date of this statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See “GENERAL — Stockholder Proposals” below.

ELECTION OF DIRECTORS (Proxy Item 1)

The Bylaws of the Company presently provide for twelve directors, divided into three classes. Three directors are to be elected at the 2003 Annual Meeting and will hold office until the Annual Meeting in 2006 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the three nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director’s present term as director expires.

2003 NOMINEES

The Board of Directors recommends a vote FOR the nominees below.

David E. I. Pyott, age 49. Since April 2001, Mr. Pyott has been Chairman of the Board, President and Chief Executive Officer of Allergan, Inc., a global healthcare company. From January 1998 through March 2001, he was President and Chief Executive Officer of Allergan, Inc. Prior to 1998, Mr. Pyott was with Switzerland-based Novartis AG, a worldwide healthcare company, serving as head of the Novartis Nutrition Division. He is also a director of Advanced Medical Optics, Inc., a leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products and Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He has been a director of Avery Dennison Corporation since November 1999.

Dean A. Scarborough, age 47. Since May 2000, Mr. Scarborough has been President and Chief Operating Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From November 1999 through April 2000, Mr. Scarborough served the Company as Group Vice President, Fasson Roll Worldwide. From August 1997 through October 1999, Mr. Scarborough served as Group Vice President, Fasson Roll North America and Europe. Prior to August 1997, Mr. Scarborough held other executive positions with the Company. He has been a director of Avery Dennison Corporation since May 2000.

Julia A. Stewart, age 47. Since May 2002, Ms. Stewart has been Chief Executive Officer, President and Chief Operating Officer of IHOP, which owns, operates and franchises a restaurant chain. From December 2001 through April 2002, Ms. Stewart served as President and Chief Operating Officer of IHOP. Ms. Stewart was President of the Domestic Division of Applebee’s International, Inc., a restaurant chain, from 1998 until August 2001. Ms. Stewart is a director of IHOP. She has been a director of Avery Dennison Corporation since January 2003.

CONTINUING DIRECTORS

Philip M. Neal, age 62. Since May 2000, Mr. Neal has served as Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From May 1998 through April 2000, Mr. Neal served as President and Chief Executive Officer of Avery Dennison Corporation. From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer of Avery Dennison Corporation; prior to December 1990, he held various executive positions. He is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He has been a director of Avery Dennison Corporation since December 1990. His present term expires in 2004.

Frank V. Cahouet, age 70. Mr. Cahouet is a private investor. In December 1998, Mr. Cahouet retired as Chairman of the Board, President and Chief Executive Officer of Mellon Financial Corporation, a financial services company, a position that he had held since June 1987. From September 1986 through June 1987, Mr. Cahouet served as President of the Federal National Mortgage Association, a federally chartered, stockholder-owned corporation. He is also a director of Allegheny Technologies, Inc., a specialty materials company; Korn/Ferry International, an international executive search firm, Teledyne Technologies, Inc., an engineering and aerospace products company; and Saint-Gobain Corporation, a supplier of industrial materials. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983. His present term expires in 2004.

Peter W. Mullin, age 62. During the past five years, Mr. Mullin has been Chairman and Chief Executive Officer of Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm. He is also a director of Mrs. Fields Famous Brands, Inc., a leading provider of fresh-baked products company. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in 2004.

Bruce E. Karatz, age 57. Since October 1993, Mr. Karatz has been Chairman of the Board, President and Chief Executive Officer of KB Home, a home construction and mortgage finance company. From 1985 to September 1993, Mr. Karatz served as President and Chief Executive Officer of KB Home. He is also a director of Edison International, an electric utility company, and Honeywell International, Inc., a technology and manufacturing company. He has been a director of Avery Dennison Corporation since November 2001. His present term expires in 2004.

Sidney R. Petersen, age 72. During the past five years, Mr. Petersen has been a private investor. In 1984, he retired as Chairman of the Board and Chief Executive Officer of Getty Oil Company, which was acquired by Texaco. He is also a director of Sypris Solutions, Inc., a provider of technology-based outsourced service and specialty products. He has been a director of Avery Dennison Corporation since December 1981. Mr. Petersen will retire from the board of Avery Dennison Corporation after the Annual Meeting of Stockholders in April.

Charles D. Miller, age 75. Since February 1998, he has been Chairman of the Board of Nationwide Health Properties, Inc., a real estate investment trust. In May 2000, Mr. Miller retired as Chairman of the Board of Avery Dennison Corporation, a position he had held since May 1998. From November 1983 through April 1998, Mr. Miller was Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He is also a director of Korn/Ferry International, an international executive search firm. He has been a director of Avery Dennison Corporation since January 1975. His present term expires in 2005.

Richard M. Ferry, age 65. Mr. Ferry is a private investor. Since July 2001, Mr. Ferry has been Founder Chairman of Korn/Ferry International, an international executive search firm. In July 2001, Mr. Ferry retired as Chairman of the Board of Korn/Ferry International, a position he had held since May 1997, and in September 2002, he left the board. From May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry International. He is also a director of Dole Food Company, a producer and marketer of fresh produce and packaged foods; Mrs. Fields Famous Brands, Inc., a fresh-baked products company; and Pacific Life Corporation, an insurance, annuities, group employee benefits and investment company. He has been a director of Avery Dennison Corporation since December 1985. His present term expires in 2005.

Kent Kresa, age 64. Since September 2001, Mr. Kresa has been Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, an aeronautical and defense systems manufacturer. From September 1990 to September 2001, Mr. Kresa served as Chairman, President and Chief Executive Officer of Northrop Grumman Corporation. He has been a director of Avery Dennison Corporation since February 1999. His present term expires in 2005.

Peter K. Barker, age 54. Mr. Barker is a private investor. From November 1982 until November 1998, Mr. Barker was a partner in Goldman Sachs & Company, an investment banking, securities and investment management firm. He is also a director of Ameron International Corporation, a manufacturer of concrete, pipe, protective coatings and construction products, and Stone Energy Corporation, an independent oil and gas exploration and development company. He has been a director of Avery Dennison Corporation since January 2003. His present term expires in 2005.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 2002.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Philip M. Neal	435,406	(3)	(2)
Charles D. Miller	564,994	(4)	(2)
Sidney R. Petersen	40,485	(5)(6)	(2)
Frank V. Cahouet	74,338	(7)	(2)
Richard M. Ferry	45,625	(5)(8)	(2)
Peter W. Mullin	47,633	(5)(9)	(2)
Kent Kresa	13,536	(10)	(2)
David E. I. Pyott	13,584	(11)	(2)
Dean A. Scarborough	161,902	(12)	(2)
Bruce E. Karatz	4,706	(13)	(2)
Julia A. Stewart	—	(14)	(2)
Peter K. Barker	1,000	(15)	(2)
Robert G. van Schoonenberg	95,896	(16)	(2)
Robert M. Malchione	4,278		(2)
Christian A. Simcic	30,878	(17)	(2)
All Directors and Executive Officers as a Group (20 persons, including those named)	1,654,954	(18)	1.5%

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares. Exercise prices for options on shares range from $15.28 to $68.31.

(2)	Less than 1%.

(3)	Includes 320,022 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 2002. Includes 110,619 shares held in trust in which Mr. Neal has sole voting and disposition power.

(4)	Includes 465,925 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 2002. Also includes 75,323 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 4,570 shares held in the Candyman Trust and 4,570 shares held in the Mandycan Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 5,079 shares held by Mrs. Miller, as to which Mr. Miller disclaims beneficial ownership. Also includes 500 shares held by each of Mr. Miller’s two dependent daughters, as to which Mr. Miller disclaims beneficial ownership.

(5)	Includes 25,000 shares with respect to which each of Messrs. Petersen, Ferry and Mullin holds options exercisable within 60 days from December 31, 2002.

(6)	Includes 13,830 shares held in the Petersen Family Trust, as to which Mr. Petersen, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 1,655 stock units designated for Mr. Petersen under the director deferred equity compensation program (“DDECP”), representing the right to receive Company shares upon retirement from the Board.

(7)	Includes 29,000 shares with respect to which Mr. Cahouet holds options exercisable within 60 days from December 31, 2002. Includes 21,223 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 21,869 shares held in trust by Mrs. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership. Also includes 1,225 shares issuable under stock units designated for Mr. Cahouet under the Company’s Capital Accumulation Plan (“CAP”) trust. Also includes 909 stock units designated for Mr. Cahouet under DDECP.

(8)	Includes 1,266 shares issuable under stock units designated for Mr. Ferry under the CAP trust.

(9)	Includes 633 shares issuable under stock units designated for Mr. Mullin under the CAP trust.

(10)	Includes 10,000 shares with respect to which Mr. Kresa holds options exercisable within 60 days from December 31, 2002. Also includes 2,736 stock units designated for Mr. Kresa under DDECP.

(11)	Includes 10,000 shares with respect to which Mr. Pyott holds options exercisable within 60 days from December 31, 2002. Also includes 2,984 stock units designated for Mr. Pyott under DDECP.

(12)	Includes 135,255 shares with respect to which Mr. Scarborough holds options exercisable within 60 days from December 31, 2002. Also includes 116 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,180 shares issuable under stock units designated for Mr. Scarborough under the CAP trust.

(13)	Includes 3,500 shares with respect to which Mr. Karatz holds options exercisable within 60 days from December 31, 2002. Also includes 1,006 stock units designated for Mr. Karatz under DDECP.

(14)	Ms. Stewart joined the Board of Directors in January 2003.

(15)	Mr. Barker joined the Board of Directors in January 2003.

(16)	Includes 71,200 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 2002.

(17)	Includes 24,625 shares with respect to which Mr. Simcic holds options exercisable within 60 days from December 31, 2002.

(18)	Includes 1,236,472 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 2002.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During 2002, there were seven meetings of the full Board of Directors and twelve meetings of committees of the Board. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee. A substantial majority of the directors are independent.

Standing committees of the Board of Directors include the following:

The Audit Committee, which is composed of the following independent directors: Sidney R. Petersen (Chairman), Kent Kresa, David E.I. Pyott, Bruce E. Karatz and Peter K. Barker, met three times during 2002. Mr. Petersen also conducted four teleconference reviews prior to the Company’s quarterly and annual earnings releases. The functions of the Audit Committee are to aid the directors in undertaking and fulfilling their monitoring and oversight responsibilities related to the financial reporting process; support and encourage efforts to improve the financial controls exercised by management and to monitor their adequacy for purposes of public reporting; and provide better avenues of communication between the Board of Directors, management and the external and internal auditors.

The Compensation and Executive Personnel Committee, which is composed of the following independent directors: Frank V. Cahouet (Chairman), Sidney R. Petersen and David E.I. Pyott, met four times during 2002. The functions of the Compensation and Executive Personnel Committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; and review and make recommendations to the Board concerning executive’s stock option grants, cash incentive awards and other direct and indirect compensation matters.

The Ethics and Conflict of Interest Committee, which is composed of the following directors: David E.I. Pyott (Chairman), Sidney R. Petersen, Kent Kresa, Dean A. Scarborough and Bruce E. Karatz, met once during 2002. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or to the Company’s Legal and Ethical Conduct Policy; monitor the Company’s compliance program; and report and make recommendations to the full Board in instances where it is believed that possible violations of Company policy could exist.

The Finance Committee, which is composed of the following directors: Frank V. Cahouet (Chairman), Charles D. Miller, Peter W. Mullin, Philip M. Neal, Sidney R. Petersen, Richard M. Ferry, Kent Kresa and Dean A. Scarborough, met once during 2002. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; provide an overview of the financial planning and policies of the Company; and review proposed budgets, significant borrowings and changes in the financial structure of the Company.

The Nominating and Governance Committee, which is composed of the following independent directors: Richard M. Ferry (Chairman), Frank V. Cahouet and David E.I. Pyott met twice during 2002. The functions of the Nominating and Governance Committee are to oversee corporate governance matters and make recommendations to the Board of Directors, review the qualifications of candidates for board membership, review the status of a director when his or her principal position and/or primary affiliation changes, recommend to the Board of Directors candidates for election by stockholders at annual meetings, recommend candidates to fill vacancies in directorships, recommend to the Board of Directors the removal of a director, if in the Company’s best interest, and make recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. Stockholders desiring to make recommendations concerning new directors must submit the candidate’s name, together with biographical information and the candidate’s written consent to nomination, to: Secretary, Nominating and Governance Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading “GENERAL — Stockholder Proposals” on p. 35.

The Strategic Planning Committee, which is composed of all of the directors with Philip M. Neal as Chairman, met once during 2002. The functions of the Strategic Planning Committee are to review the

Company’s long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; review steps being taken to improve shareholder value; and make recommendations to the Board of Directors on any of these matters.

The Executive Committee, which is composed of the following directors: Charles D. Miller (Chairman), Richard M. Ferry, Philip M. Neal, Frank V. Cahouet, and Peter Mullin, did not meet during 2002. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

Each director who is not an officer of the Company is paid an annual retainer fee of $55,000 and attendance fees of $1,500 per Board meeting attended, and $1,600 per committee meeting attended as Chairman of the committee or $1,200 per committee meeting attended as a member of the committee. The Chairmen of the Audit and the Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $5,500, and the Chairmen of the Finance, the Nominating and Governance and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Under the directors deferred compensation plans, fees, which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25% of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of one of eight investment funds managed by an insurance company. Benefits payable by the Company under this plan are secured with assets placed in an irrevocable trust. Under the directors deferred equity compensation program, directors have been able to defer fees into stock units, which will be paid out in shares of Company stock at retirement. The Company provided Mr. Miller, as retired Chairman, office space, administrative assistance, leased car and a part-time driver, and paid for financial counseling services and fees for two local clubs. The Company has a matching gift program under which the Company will match an amount of up to $5,000 that a director gives to charitable organizations, and the Company will also match an amount of up to $5,000 given to educational institutions. Each non-employee director received an award of 200 shares of the Company’s common stock on April 25, 2002. Mrs. Joan Bok and Mr. Dwight Allison, who retired from the Board in April 2002, each received 2,200 shares of the Company’s common stock at the time of their retirement.

Through November 2002, directors were eligible to receive service credit in a retirement plan for directors, under which individuals who served on the Company’s Board of Directors and subsequently terminated their service as a director with at least five years’ tenure, are entitled to receive an annual benefit from the Company equal to the annual director retainer fee plus 12 times the regular meeting fee, as such fees were in effect as of November 30, 2002, payable to the director (or to the director’s surviving spouse) for the number of full or partial years the director served on the Company’s Board. Following the death of an eligible director’s surviving spouse, or if there is no surviving spouse living at the time of the death of the director, any benefits will be paid to one or more secondary beneficiaries designated by the director prior to his or her death until the first to occur of: (i) the receipt of the maximum benefit to which the director would have been entitled had he or she survived; (ii) the death of the secondary beneficiaries, or (iii) benefits have been paid under the plan to the director, surviving spouse, and/or the secondary beneficiaries for a combined period of ten years. As of December 31, 2002, there will be no crediting of future service and the benefits under this plan have been frozen; directors, joining the Board after November 30, 2002, will not participate in the plan.

Non-employee directors participate in the 1988 Stock Option Plan for Non-Employee Directors (“Director Equity Plan”), which options to purchase a total of 16,000 shares (2,000 options for each non-employee director in December 2002) of Company common stock were granted in 2002 to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100% of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50% of the number of shares with respect to which the option was initially granted on each of the first and second anniversaries of the grant date, except that all options held by a director, which are unexercisable on the date the director retires at or after age 72, will become fully exercisable on the date of such retirement. Under the CAP, eligible non-employee directors have the opportunity to defer until retirement the receipt of gain realized on exercise of stock options. This Plan provides for each non-employee director to receive an option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each non-employee director.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table and accompanying notes show for the Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2002, the compensation paid by the Company to such persons for services in all capacities during 2002 and the preceding two fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)(3)		All Other Compensation ($)(4)
Philip M. Neal Chairman and Chief Executive Officer	2002 2001 2000	$935,000 871,667 808,350	$1,300,000 500,000 1,000,000		— — —	— — —	150,000 220,000 50,000	$	— 1,320,000 —	$68,418 93,713 81,567

Dean A. Scarborough President and Chief Operating Officer	2002 2001 2000	$563,333 526,667 457,043	$700,000 200,000 430,000		$97,222 118,732 102,821	— — —	55,000 85,000 40,000	$	— 568,200 —	$21,956 27,800 22,839

Robert G. van Schoonenberg Executive Vice President, General Counsel and Secretary	2002 2001 2000	$454,666 421,667 376,675	$475,000 181,200 337,800		— — —	— — —	35,000 46,750 11,750	$	— 616,000	$30,175 22,306 33,120

Robert M. Malchione Senior Vice President, Corporate Strategy and Technology	2002 2001 2000	$385,333 363,333 145,833	$357,000 131,300 116,400	$	— 55,955 —	— — —	75,000 44,150 68,300		— — —	$14,32 13,4925 3,933

Christian A. Simcic Group Vice President, Roll Materials Worldwide	2002 2001 2000	$382,500 348,333 287,500	$400,000 90,300 233,600		— — —	— — —	30,000 50,000	$	— 292,500 —	— — —

(1)	Amounts shown include amounts earned, but deferred at the election of these officers under the Company’s deferred compensation plans and Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Code.

(2)	Amount paid to Mr. Scarborough includes $49,426 for mortgage differential payments related to relocation expenses.

(3)	Amounts for 2001 consist of cash payments under the Company’s Executive Long-Term Incentive Plan (“LTIP”) for the cycle, which was completed on December 31, 2000.

(4)	Amounts consist of (i) Company contributions to deferred compensation plans and Company contributions to the Company’s Employee Savings Plan, a 401(k) plan (“Savings Plan”); and (ii) interest earned on deferred compensation accounts above 120% of the applicable federal rate (“above market interest”) for Mr. Neal and Mr. van Schoonenberg. These amounts for 2002 are $42,044 and $26,374, respectively, for Mr. Neal; $21,956 for Mr. Scarborough; $18,424 and $11,751, respectively, for Mr. van Schoonenberg, $14,325 for Mr. Malchione; and $0 for Mr. Simcic.

Option Grants

The following table shows information regarding options granted in 2002 to each of the named executive officers under the 1990 Stock Option and Incentive Plan (the “Employee Plan”) or the 1996 Stock Incentive Plan (the “Stock Incentive Plan”).

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)		Expiration Date	Grant Date Present Value ($)(3)
Philip M. Neal	150,000	10.8%		$62.87	12/5/2012	$2,026,500
Dean A. Scarborough	55,000	4.0		$62.87	12/5/2012	743,000
Robert G. van Schoonenberg	35,000	2.5		$62.87	12/5/2012	472,800
Robert M. Malchione	50,000 25,000	3.6 1.8	$ $	61.74 62.87	8/1/2012 12/5/2012	685,500 337,800
Christian A. Simcic	30,000	2.2		$62.87	12/5/2012	405,300

(1)	Non-qualified stock options were granted at fair market value for a term of ten years under the Employee Plan or the Stock Incentive Plan. Except for the second grant for Mr. Malchione, which vest 50% in 3 years and 50% in 6 years, the options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets a return on total capital test, which measures the Company’s return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee. Alternatively, options, granted to LTIP participants retiring under the Company’s retirement plan, who have at least 10 years service and have a combination of age and service with the Company of 75 or more, will vest as the date of termination of employment, provided that the performance test (referred to above) has been met for the fiscal year ending prior to retirement.

(2)	The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a “change of control” of the Company (as defined in the option agreement) options become immediately exercisable.

(3)	Option grant date values were determined using a Black-Scholes option-pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company’s stock price over the three years prior to grant (ranges from .2660 to .3032); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve-month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (ranges from 2.134% to 2.229%); (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (ranges from 4.31% to 4.71%); (iv) average period from date of grant to exercise of options (7 years); and (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options were accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $1,384,500, for Mr. Neal; $507,650, for Mr. Scarborough; $323,050, for Mr. van Schoonenberg, $230,750, for Mr. Malchione, and $276,900, for Mr. Simcic. The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company’s use of such model is not intended to forecast any future appreciation in the price of the Company’s stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company’s common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

EQUITY COMPENSATION PLAN INFORMATION

as of December 31, 2002

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (a) (c)
Equity compensation plans approved by security holders (1)	200,000 1,349,813	$ $	39.20 41.40	65,000 965,587

Equity compensation plans not approved by security holders (2)	5,361,990		$53.97	none

Total	6,911,803		$51.09	1,030,587

(1)	There are two plans: the Company’s Director Equity Plan, and the Employee Plan respectively. Only stock options have been issued.

(2)	The Stock Incentive Plan was amended and restated in December of 2002, to provide that no future stock options or other awards will be made after December 6, 2002, and options that have been granted may not be repriced (note that no previously granted options have ever been repriced).

(3)	In general, the material feature of the Stock Incentive Plan are similar to those in the Employee Plan, which is proposed to be amended and restated in proxy item 4 as set forth on pages 28 to 34. The Stock Incentive Plan was adopted by the Board of Directors in December 1996 and provided for grants of stock options, stock payments and other awards; however, only stock options, and stock payments issued in exchange for cash compensation at fair market value, have been awarded. Options were granted at fair market value on the grant date. Of the 5,361,990 options outstanding, 2,048,930 were exercisable as of December 31, 2002. The shares available under this Plan upon exercise of stock options or issuance of stock payments, may be either previously unissued shares, issued shares which have been repurchased by the Company as treasury shares, or former treasury shares held in a grantor trust. This Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations. The Stock Incentive Plan is administered by the Compensation and Executive Personnel Committee, which consists of at least three members of the Board, none of whom is an employee of the Company. The Committee was authorized to select directors, officers and other employees to whom options were to be granted and determined the number of shares to be subject thereto (annual option grants to an individual could not exceed 400,000) and the terms and conditions thereof and to adopt, amend and rescind rules relating to the administration of this Plan. The exercise or purchase price for all options to acquire Company common stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may be paid in whole or in part in common stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased.

Options granted under the Stock Incentive Plan were nonqualified stock options (“NQSO’s”) and provided for the right to purchase common stock at an exercise price equal to at least 100% of fair market value of common stock on the grant date and generally become exercisable in equal installments over four years after the grant date, or for officers, who participate in the LTIP, options vest in nine years and nine months subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSO’s were granted for a term of ten years. Stock payments were authorized in the form of shares of common stock as part of a compensation or deferred compensation arrangement instead of receiving all or any part of compensation, including salary, fees or retainers, that would otherwise be payable to an employee or to a director in cash. Dividend equivalents may be credited to a participant in receipt of deferred stock payments. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of stock payments or stock units held by the participant under a deferral arrangement.

Options and other rights granted under this Plan provide that in the event of a “change of control” of the Company (as defined in the award agreement) all previously unexercisable options and rights become immediately exercisable. This Plan provides that the period of exercisabilty, following retirement, for options is (i) the full term of the option for the Chief Executive Officer and Chief Operating Officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the LTIP or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees. No option or other award granted under the Stock Incentive Plan may be assigned or transferred by the awardee, except by will or the laws of intestate succession or to a properly designated beneficiary or transferee. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder, or his guardian or legal representative or properly designated transferee.

Option Exercises and Fiscal Year-End Values

The following table shows for each of the named executive officers the shares acquired on exercise of options during 2002, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 2002) the number of unexercised options and the aggregate unrealized appreciation on “in-the-money,” unexercised options held at such date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Philip M. Neal	42,000	$1,978,775	320,022/499,266	$8,754,057/1,838,875
Dean A. Scarborough	—	—	135,255/236,600	3,201,034/1,372,747
Robert G. van Schoonenberg	32,000	1,030,470	71,200/110,100	1,379,035/403,583
Robert A. Malchione	—	—	0/178,300	0/1,095,926
Christian A. Simcic	—	—	24,625/111,875	365,915/459,708

(1)	Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company’s stock on the date the options were granted, and vested on the basis of the executive’s continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company’s stock price during the executives’ tenure with the Company.

(2)	Market value of the common stock at December 31, 2002, minus the exercise price of “in-the-money” options.

Long-Term Incentive Plan Awards

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the “Committee”) are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each performance cycle, which cycles generally begin every other year. The current three-year cycle commenced in 2002 (2002-2004), and future cycles will commence every other year (e.g., 2004 and 2006).

The following table shows, for each of the named executive officers, the estimated future payouts, if any, under the LTIP for the performance cycle which began in 2002. Threshold amounts are the minimum amounts which could be paid under the LTIP and assume that the minimum level of performance is achieved with respect to only one of the two pre-established performance objectives (earnings per share and cumulative economic value added) during the performance cycle. If such performance is not achieved, amounts would be zero. In addition, maximum awards would not be paid unless the Company achieved pre-established objectives substantially in excess of these objectives.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR(1)

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payout Under Non-Stock Price Based Plans (3)(4)
Name			Threshold ($)	Target ($)	Maximum ($)
Philip M. Neal	—	3 years	$186,512	$802,200	$1,604,400
Dean A. Scarborough	—	3 years	112,298	483,000	966,000
Robert G. van Schoonenberg	—	3 years	90,229	388,080	776,160
Robert A. Malchione	—	3 years	76,753	330,120	660,240
Christian A. Simcic	—	3 years	78,120	336,000	672,000

(1)	Each listed executive officer has been designated by the Committee as a participant in the LTIP for the performance cycle which began in 2002 and is eligible to receive a deferred cash incentive award, after the end of that cycle, based on a percentage of the named executive’s base salary in effect at the end of the performance cycle. The threshold (minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive’s base salary, respectively. The amount of the executive’s award will depend on the Company’s actual performance during the performance cycle versus the pre-established performance objectives. See “Report of Compensation and Executive Personnel Committee on Executive Compensation” for a more detailed description of the LTIP.

(2)	The performance cycle began on January 1, 2002, and ends on December 31, 2004.

(3)	Estimated future payouts under the LTIP are calculated using projected salaries for the executive officers as of the end of the performance cycle.

(4)	Upon a “change of control” (as defined in the LTIP) of the Company, each executive will be entitled to receive a cash payment equal to the named executive’s target award based on his or her annual base salary rate in effect at the time of the change of control.

Retirement Plan

The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the “Retirement Plan”) and the Benefit Restoration Plan (the “BRP”) described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25% times compensation up to the breakpoint (currently $37,212, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments or other offsets.

Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limited the amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $170,000 of covered compensation and which limited the annual pension benefit payable under the Retirement Plan to $140,000. The Company established the BRP in December 1994 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 9, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan, which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company’s deferred compensation plans and the Company’s Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 9 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts) earned in each such year. The estimated annual benefits payable to each of these individuals at normal retirement are $352,460 for Mr. Neal, $395,250 for Mr. Scarborough, $223,800 for Mr. van Schoonenberg, $218,530 for Mr. Malchione and $205,000 for Mr. Simcic, respectively. These estimated benefits do not include any assumption for annual increases in compensation.

The Supplemental Executive Retirement Plan (the “SERP”), adopted in 1983, is designed to provide its participants with additional incentives to further the Company’s growth and development and as an inducement to remain in its service. Participants designated by the Committee of the Board of Directors are offered benefits under this plan to supplement those to which they may be entitled at the time of their retirement. The Committee has designated Mr. Neal as a participant in this plan. Mr. Neal’s benefits will commence upon his retirement at a benefit level which, when added to the benefits to which he will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of his retirement, Company contributions to the Employee Savings Plan and Social Security, will equal 62.5% of his final average compensation (average of his annual salary plus annual bonus for the last three years of employment). Assuming benefits commence in 2005, Mr. Neal’s estimated annual retirement benefit under the SERP would be $606,000. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are secured with assets placed in an irrevocable trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company, if assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information

On April 15, 1997, the Company entered into an agreement with Mr. Neal, which agreement was amended on May 1, 2000, to reflect his promotion to Chairman and Chief Executive Officer, providing that, if his employment is terminated for any reason other than for death, disability, cause or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) will receive a payment equivalent to a pro-rated annual bonus for the year of termination; salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for three years or until he reaches age 65 (the “severance period”); and additional retirement and supplemental retirement benefits which would have accrued during the severance period; (ii) will continue to participate in welfare benefit plans (such as medical, dental, and life insurance) for three years (but reduced to the extent such benefits are provided by another employer); (iii) will receive three additional years of age and service credit under the Company’s deferred compensation plans; (iv) will receive payments under the LTIP for performance cycles which commence during the severance period; and (v) his unvested stock options will be accelerated. Upon any such termination, Mr. Neal will be entitled to purchase the Company automobile, if any, then being provided for his use at its depreciated book value, and to have assigned to him at no cost (although Mr. Neal must reimburse the Company for the cash value of the policy, if any) and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company specifically relating to him. If such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Amounts to which Mr. Neal would be entitled under the agreement are reduced to the extent of any compensation which he earns from any new employment or services performed during the severance period. Mr. Neal will be reimbursed for any excise taxes that are imposed under Section 4999 of the Code.

On August 1, 1997, the Company entered into an agreement with Mr. Scarborough, which was amended on May 1, 2000, to reflect his promotion to President and Chief Operating Officer. On September 1, 2000, the Company entered into an agreement with Mr. Malchione. These agreements are substantially the same as Mr. Neal’s described above, except (i) the severance period following termination is one year before a change of control and three years after a change of control; (ii) coverage under welfare benefit plans and additional age and service credit under the Company’s deferred compensation plans following termination is one year before a change of control and three years (or the minimum age and service credit required for early retirement benefits and the retirement interest rate) after a change of control; and (iii) there are no comparable provisions relating to payments under the LTIP or assumption of insurance policies. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he will receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be accelerated, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 2002 fiscal year, Insiders complied with the Section 16(a) filing requirements applicable to Insiders.

REPORT OF COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

ON EXECUTIVE COMPENSATION

The Committee has furnished the following report on executive compensation.

Overall Policy

The Company’s executive compensation program is designed to be closely linked to Company performance and returns to stockholders. To this end, the Company developed several years ago overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified performance goals and to appreciation in the Company’s stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to link executive and stockholders’ interests through equity based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

Each year the Committee, which is comprised exclusively of non-employee directors, conducts a review of the Company’s executive compensation program. This review includes an assessment of the effectiveness of the Company’s compensation program and a comparison of the Company’s executive compensation and performance to comparable public corporations, including companies within the Peer Group described under “Stockholder Return Performance.” The Company retains from time to time the services of executive compensation consultants to provide the Committee comparative data, benefit design advice and analysis of the cost of incentives provided.

The Committee determines the compensation of the Company’s 10 executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to another approximately 65 highly compensated executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the 9 executive officers (other than Mr. Neal), the Committee takes into account the detailed performance reviews and recommendations of Mr. Neal.

The key elements of the Company’s executive compensation program consist of base salary, annual bonus, stock options, and, for executive officers and certain other officers and employees recommended by the Chief Executive Officer and confirmed by the Committee, participation in the LTIP. The Committee’s policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Neal, Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Under the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year, except for compensation payments which qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the Company’s compensation programs to conform with the Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by the Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as “performance-based.” However, the Company may pay compensation, which is not deductible in certain circumstances, when sound management of the Company so requires.

Base Salaries

Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company participates each year in two nationwide salary surveys of between approximately 350 and 400 large public companies performed by nationally recognized compensation consulting firms. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that is within the third quartile (the fourth quartile being the highest) of the compensation paid by such other companies. Mr. Neal’s base salary is also targeted in this range, and his total compensation is targeted to a range within the fourth quartile. In addition, in establishing salary levels within that range, the Committee considers the competitiveness of Mr. Neal’s entire compensation package. For 2002, his salary level was below this range, based on competitive salary data compiled in 2001 and updated for use in 2002.

Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, reviewing base salaries for comparable positions at other companies contained in the salary surveys described above, and, for selected senior executives, including Mr. Neal, comparing the total compensation packages of the executive, including base salary, with those of the companies in the Peer Group described under “Stockholder Return Performance.” In addition, the Committee takes into account any new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit’s financial results are also considered. The Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, sales, manufacturing efficiency gains, improvements in product quality, customer service, working capital management, employee safety, relations with employees and leadership development.

With respect to the base salary granted to Mr. Neal in 2002, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the total compensation packages of the executives, including base salary, of the companies in the Peer Group described under “Stockholder Return Performance;” the Company’s success in improving several financial measures in 2001, including increases in shareholder’s equity and dividend payments; the performance of the Company’s common stock against the Peer Group; and the assessment by the Committee of Mr. Neal’s performance, including his individual leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account Mr. Neal’s considerable experience in both operating and corporate positions, which has enabled him to make significant contributions to the Company. Mr. Neal was granted a base salary of $955,000 in 2002 (effective May 2002), which was an increase of 6.7% over his $895,000 base salary for 2001.

Annual Bonus

The Company’s executive officers, other than Mr. Neal, are eligible for an annual cash bonus under the Company’s Executive Leadership Compensation Plan (the “Executive Bonus Plan”). Under the Executive Bonus Plan, individual and corporate performance objectives are established at the beginning of each year. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments is based on several financial goals, including, in 2002: return on total capital (“ROTC”) and earnings per share (“EPS”). In 2002, the Company exceeded the maximum of each of its targeted financial goals, each of which is given approximately equal weight for the senior executive officers. For other executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group’s net income, economic value added and sales. The sales performance measure is weighted more heavily than the group’s net income and economic value added for determining bonuses. The Committee weighs these financial goals very heavily. The Committee also considers individual non-financial performance measures described above under “Base Salaries” in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

Mr. Neal is eligible for an annual cash bonus under the Company’s Senior Executive Leadership Compensation Plan (the “Senior Executive Bonus Plan”) which, along with the Executive Bonus Plan was approved by stockholders in 1999 as part of the Company’s policy to design certain of the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: ROTC, EPS, return on sales (“ROS”), economic value added (“EVA”), return on equity (“ROE”), net income, cash flow, sales and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company’s common stock), subject to the Committee’s discretion to decrease awards which would otherwise be payable under the Senior Executive Bonus Plan. In addition, no bonuses are payable to the chief executive officer, chief operating officer or chief financial officer (who is currently a participant in the Executive Bonus Plan) unless the Company’s pre-tax return on stockholders’ equity exceeds a minimum threshold and, in such event, the total of such executives’ bonuses may not exceed a specified percentage of the Company’s pre-tax return on stockholders’ equity in excess of that minimum threshold. In 2002, the Company exceeded the maximum for each of its targeted performance goals (ROTC and EPS) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $1,300,000, which is 160% higher than the bonus paid for 2001.

Stock Options

Stock options were granted to the Company’s executive officers, under the Employee Plan or the Stock Incentive Plan. The size of stock option awards is determined by the Committee using as a guideline a formula, which takes into account competitive compensation data. The formula does not take into account the amount of stock options previously awarded to the executive officers, although the Committee may do so. In the event of poor Company or individual performance, the Committee may elect not to award options or to grant options on fewer shares. In December 2002, the Committee recommended and the Board approved amendments to the Stock Incentive Plan, including provisions such that no further awards, including stock options, would be made after the annual grant of stock options, and the Board noted that no stock options have been or would be repriced.

Stock options are designed to align the interests of executives with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company’s management align the interests of stockholders and management. The Company has adopted a stock ownership philosophy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company.

Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Options for the executive officers (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets a return on total capital, which measures Company’s return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee. Alternatively, options, granted to LTIP participants retiring under the Company’s retirement plan, who have at least 10 years service and have a combination of age and service with the Company of 75 or more, will vest as the date of termination of employment; provided that the performance test (referred to above) has been met for the fiscal year ending prior to retirement. Options for executives who do not participate in the LTIP vest 25% per year over four years. This approach is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

In 2002, Mr. Neal received options to purchase 150,000 shares with an exercise price of $62.87 per share. As of December 31, 2002, Mr. Neal held in trust 110,619 shares of the Company’s common stock and, with the 2002 grant, holds options to purchase an additional 819,288 shares, of which options to purchase 320,022 shares were exercisable at December 31, 2002.

LTIP

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Committee are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 2002 and 2004).

During 2002, the Committee designated each of the executive officers, whose compensation is detailed in this proxy statement, and certain other executive officers and other officers and employees recommended by the Chief Executive Officer and confirmed by the Committee, as participants in the LTIP for the performance cycle, which began in 2002.

Each of the most senior group of executives who is designated as a participant in the LTIP (including Mr. Neal and the other executives whose compensation is detailed in this proxy statement) (“Senior Executives”) will be eligible to receive (after the end of the performance cycle (2004)) a deferred cash incentive award of a percentage of the participant’s base salary in effect at the end of the cycle. The threshold (i.e., minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive’s base salary, respectively. The award is based on the Company’s achievement of certain pre-established EPS and cumulative economic value added objectives, each of which is given equal weight. The threshold award of 18.6 percent of base salary will be earned if the Company meets at least 80 percent of the EPS or cumulative EVA objective. The target award of 80 percent of base salary will be earned if the Company achieves 100 percent of each of the EPS and cumulative economic value added objectives. The maximum award will be earned only if the Company achieves pre-established objectives well above the target objectives.

Participants other than Senior Executives (“Other Participants”) are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards are based on the Company’s achievement of certain pre-established EPS and cumulative economic value added objectives (each of which is given equal weight) or, for executives who are responsible for a business unit, the unit’s achievement of pre-established sales, net income and cumulative business unit economic value added objectives (each of which is given equal weight). Threshold awards for Other Participants, ranging from 7 percent to 14 percent of base salary (depending on the category) will be earned if at least 80 percent of one of the applicable objectives is met. Target awards ranging from 30 percent to 60 percent of base salary will be earned if 100 percent of all objectives are achieved. Maximum awards ranging from 60 percent to 120 percent of base salary, depending on the category, will be earned only if the Company achieves pre-established objectives well above these objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its sales, net income and cumulative business unit economic value added objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for deferred cash incentive awards in excess of the awards that would be made based on the formulas contained in the LTIP.

Conclusion

Through the programs described above, a very significant portion of the Company’s executive compensation is linked directly to individual and Company performance and stock price appreciation. In 2002, approximately 50% of the Company’s executive compensation (approximately 70% for the individuals listed in the table on page 9) consisted of these performance-based variable elements. For Mr. Neal, approximately 80% of his 2002 compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

February 27, 2003	Frank V. Cahouet, Chairman

Sidney R. Petersen

David E.I. Pyott

STOCKHOLDER RETURN PERFORMANCE

The graph on the next page compares the Company’s cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the average return, weighted by market capitalization, of a peer group of companies (the “Peer Group”). In addition, the Company has included the median return of the Peer Group in the graph because, under the Company’s LTIP, Company performance is measured against the performance of other companies using a percentile approach in which each company is given equal weight regardless of its size.

The Peer Group is comprised of Air Products & Chemicals Inc., ArvinMeritor, Inc., Baker-Hughes, Incorporated, Bemis Company, Incorporated, Black & Decker Corporation, Boise Cascade Corporation, Bowater Incorporated, Cabot Corporation, Crane Company, Crown Cork & Seal Company, Inc., Dana Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, H. B. Fuller Company, The B. F. Goodrich Company, W. R. Grace & Company, Great Lakes Chemical Corporation, Harris Corporation, Harsco Corporation, Hercules Incorporated, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, Maytag Corporation, MeadWestvaco Corporation, Moore Corporation Limited, NACCO Industries, National Service Industries, Incorporated, Newell Rubbermaid Incorporated, Olin Corporation, P.P.G. Industries Incorporated, Parker-Hannifin Corporation, Pentair Incorporated, Pitney Bowes Incorporated, PolyOne Corporation, Sequa Corporation, The Sherwin-Williams Company, Snap-On Tools Corporation, Sonoco Products Company, Stanley Works, Tecumseh Products Company, Thermo Electron Corporation, Thomas & Betts Corporation, and Timken Company.

During 2002, four companies were removed from the Peer Group for all periods due to merger/acquisition/bankruptcy activity. Armstrong Industries Inc. filed bankruptcy, Federal-Mogul Corporation filed bankruptcy, The Mead Corporation and Westvaco Corporation merged. Bowater Incorporated, Crown Cork & Seal Company, Inc., Maytag Corporation and MeadWestvaco Corporation were added, and have been included for all periods.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)

OF AVERY DENNISON, S&P 500 INDEX AND PEER GROUP,

WEIGHTED AVERAGE(2) AND MEDIAN

as of December 31, 2002

	12/97	12/98	12/99	12/00	12/01	12/02

Avery Dennison	$100	$102	$168	$129	$136	$151

S&P 500 Index	$100	$129	$156	$141	$125	$97

Peer Group (Wt. Avg.) (2)	$100	$105	$101	$102	$108	$105

Peer Group (Median)	$100	$96	$84	$89	$95	$84

(1)	Assumes $100 invested on December 31, 1997, and the reinvestment of dividends; chart reflects performance on a calendar year basis.

(2)	Weighted average is weighted by market capitalization.

Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

CERTAIN TRANSACTIONS

Peter W. Mullin is the chairman and chief executive officer and a director of MC Insurance Services, Inc. (“MC”), Mullin Insurance Services, Inc. (“MINC”) and PWM Insurance Services, Inc. (“PWM”), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MC, MINC and PWM. During 2002, the Company paid insurance companies premiums for life insurance placed by MC, MINC and PWM in 2002 and prior years in connection with various Company employee benefit plans. In 2002, MC, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $1,344,800 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests of approximately $934,500, the majority of which was allocated to and used by MCP Insurance Services, LLC (an affiliate of MC) to administer benefit plans and provide benefit statements to participants under various Company employee benefit plans.

VOTING SHARES

Stockholders of record, at the close of business on February 24, 2003, are entitled to notice of, and to vote at, the Annual Meeting. There were 110,465,810 shares of common stock of the Company outstanding on February 24, 2003.

Principal Stockholders

Whenever in this proxy statement information is presented as to “beneficial ownership,” please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the “beneficial owner” of the shares shown herein.

To the knowledge of the Company, the following were the only persons who, as of December 31, 2002, owned beneficially 5% or more of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Avery Dennison Corporation Employee Stock Benefit Trust (“ESBT”) Wachovia Bank, N.A., Trustee Executive Services 100 Main Street Winston-Salem, NC 27150	11,163,451(1)	10.1%

FMR Corp. 82 Devonshire Street Boston, MA 02109	7,915,569(2)	7.2%

U.S. Trust Corporation Avery Dennison Master Defined Contribution Plan Trust 515 South Flower Street Suite 2800 Los Angeles, CA 90071 United States Trust Company of New York 114 West 47th Street New York, NY 10036	6,821,782(3)	6.2%

(1)	The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

(2)	Based on information contained in the Schedule 13G of FMR Corp. for the period ending December 31, 2002, FMR Corp is the parent holding company of a group of investment management companies (including Fidelity Management and Research Company) that hold investment power and, in some cases, voting power over the securities referred to herein. The investment management companies, which also include a “bank” as defined in Section 3(a)6 of the 1934 Act and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts.

(3)	Based on information contained in the Schedule 13G of U.S. Trust Corporation and United States Trust Company of New York for the period ending December 31, 2002. Both entities are direct subsidiaries of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other any information and/or power with respect to either the voting and/or disposition of the securities reported by each. U.S. Trust Corporation is trustee for an employee benefit plan, in accordance with Section 240.13d-1(b)(1)(ii)(F) of the 1934 Act and a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the 1934 Act.

The Company’s Employee Savings Plan, SHARE Plan and Retirement Plan (the “Plans”) together owned a total of 8,103,456 shares of Company common stock on December 31, 2002, or 7.3% of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a “group” within the meaning of Section 13(d) of the 1934 Act.

RATIFICATION OF APPOINTMENT OF AUDITORS (Proxy Item 2)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as Avery Dennison’s independent auditors for fiscal 2003, and the Board urges stockholders to vote to ratify PwC’s appointment. Ratification of the selection of PwC by stockholders is not required by the Company’s Bylaws. However, as a matter of good corporate practice, the Board is submitting the selection of PwC for stockholder ratification. PwC has audited the Company’s financial statements since 1998. PwC has confirmed to Avery Dennison that PwC is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. See “Report of the Audit Committee” on page 34.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Relationship with Independent Auditors

PwC has served as Avery Dennison’s independent auditors since 1998, and was our independent auditor for the fiscal year ended December 28, 2002. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as the Company’s independent auditor. As stated in Proxy Item 2, the Audit Committee of the Board has selected PwC to serve as our independent auditors for the fiscal year ending December 27, 2003.

Audit services performed by PwC for fiscal 2002 consisted of the examination of the Company’s financial statements and services related to filings with the Securities and Exchange Commission (“SEC”) and certain other non-audit services.

Fiscal 2002 Audit Firm Fee Summary

During fiscal year 2002, we retained PwC to provide services in the following categories and amounts(1):

Audit Fees	$ 4.2 million

The aggregate fees billed by PwC for professional services rendered for the audit of the Company’s financial statements for fiscal year 2002 were $4.2 million.

All Other Fees	7.8 million

The aggregate fees billed by PwC for professional services (other than the services described above) for fiscal year 2002 were $7.8 million, and included various services of which $5.2 million related to tax support with the remaining $2.6 million related to services for mergers and acquisitions due diligence, research and SEC registration support and benefit plan audits.

Total Fees	$12.0 million

(1)	Under the SEC’s final rule issued on January 28, 2003, “Strengthening the Commissions Requirements Regarding Auditor Independence,” in accordance with Section 208(a) of the Sarbanes-Oxley Act of 2002, the categorization of PwC services for fiscal 2002 would be as follows:

Audit Fees	$ 5.0 million
Audit Related Fees	1.8 million
Tax Fees	5.2 million
Other Fees	none

Total Fees	$12.0 million

The Audit Committee considers at least annually whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003.

Your Board of Directors recommends that you vote FOR approval for this proposal.

DIRECTOR EQUITY PLAN, amended and restated, (“Director Plan”) (Proxy Item 3)

Proposed Amendments

Upon the recommendation of the Committee, the Board of Directors has approved and adopted, subject to stockholder approval, the Director Plan, as amended and restated, which includes the following key amendments:

1.	an increase of 250,000 in the number of shares of common stock authorized for issuance to non-employee directors under the Director Plan;

2.	the ability to make stock awards to non-employee directors as part of their compensation;

3.	the ability to issue stock units to non-employee directors, who elect to receive stock units instead of retainers and meeting fees; such stock units to be exchanged for shares of common stock at retirement; and

4.	clarification that stock options may not be repriced (note that options previously granted have never been repriced); options may be exercised within five years of retirement after age seventy-two, but not later than the option’s expiration date.

Description of the Director Plan

In January 1988, the Company’s Board of Directors adopted the Director Plan and in March 1988 the stockholders approved it. In April 1995, the stockholders approved certain amendments to the Director Plan. The Director Plan is designed to assist the Company in attracting and retaining the services of experienced and knowledgeable independent directors for the benefit of the Company and its stockholders, and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders.

The principal features of the Director Plan, as amended and restated, are summarized below, but the summary is qualified in its entirety by reference to the Director Plan itself. Copies of the Director Plan will be available at the Annual Meeting, can also be obtained by making written request to the Company’s Secretary, and the Director Plan will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K, which will be filed by March 31, 2003.

Under the Director Plan, as of December 31, 2002, 265,000 shares of common stock were authorized for issuance upon exercise of options. There are no outstanding forms of award other than stock options. As of December 31, 2002, a total of 200,000 shares were subject to outstanding stock options held by non-employee directors of which 173,500 were exercisable. As of December 31, 2002, assuming that all outstanding options will be exercised, 65,000 shares remained available for the grant of new stock options. Subject to stockholder approval, as of April 24, 2003, the number of shares deliverable pursuant to awards shall be increased by 250,000 for an aggregate total of 515,000 under the Director Plan. On February 24, 2003, the closing price of a share of the Company’s common stock on the New York Stock Exchange Composite Tape was $57.05.

Awards to Directors

Under the Director Plan, each non-employee director receives an initial option grant of 5,000 shares upon joining the Board of Directors, and each non-employee director automatically receives on the date of the regular meeting of the Board of Directors in December (or other month in which annual grants of options are made to employees) thereafter an option for 2,000 shares. Employee directors who retire as employees of the Company, but who remain on the Board, are not entitled to receive a 5,000 share option grant, but will receive annual option grants as described above commencing on the December next following their retirement from the Company. Appropriate adjustments in the number of shares subject to the Director Plan and to outstanding options will be made in the event of stock splits, stock dividends or certain other types of recapitalization. Only non-qualified stock options may be granted under the Director Plan. At present, ten non-employee directors are eligible to participate in the Director Plan. Upon approval of the Director Plan, as amended and restated, by the stockholders, all nine continuing non-employee directors will be eligible to participate in the Director Plan. (Mr. Petersen is retiring in April 2003). As described above, eight non-employee directors received 2,000 share option grants in 2002.

DIRECTOR PLAN(1)

Name and Position	Grant Date/Dollar Value ($)(2)	Number of Options in 2002

Non-Executive Director Group	$266,720	16,000

(1)	The value of options to be granted in the future under the Director Plan is not presently determinable.

(2)	Option grant date values were determined using a Black-Scholes option pricing model as described in footnote (3) on page 10.

The option price for each option granted under the Director Plan is 100% of the fair market value of the common stock on the date of grant. Options granted under the Director Plan have a term of ten years and vest and become exercisable in two cumulative installments of 50% of the number of shares initially granted, on each of the first and second anniversaries of the grant date, except that all options held by a director, which are unexercisable on the date the director retires at or after the age of seventy-two, will become fully exercisable on the date of such retirement.

If an optionee ceases to be a director, other than by reason of death or retirement, the optionee may exercise an option (unless previously terminated) for a period of three months after such termination, but not after expiration of the option, to the extent the option was exercisable at the date of termination. An option will be exercisable for twelve or sixty months after death or retirement from the Board of Directors after age seventy-two, respectively, to the extent the option was exercisable on the date of death or retirement, as the case may be. However, options granted under the Director Plan provide that in the event of a “change of control” of the Company (as defined in the option) all previously unexercisable options become immediately exercisable.

Options granted under the Director Plan may be assigned or transferred by its holder by will or by the laws of intestate succession, or to a properly designated transferee. During the lifetime of the holder, an option may be exercised only by the holder, or his guardian or legal representative, or properly designated transferee.

Instead of receiving cash payments for meeting and retainer fees, directors are permitted to elect to receive stock units (each of which represents one share of common stock), which are credited to the director’s account, to be paid to the director in the form of common stock at retirement, together with additional shares representing dividends and other distributions thereon. Stock units shall be settled with shares of common stock issued pursuant to this Plan. The Board or Committee may also approve awards of stock (stock payments) to directors, as a portion of the directors’ compensation program.

Administration

The Board of Directors, or the Compensation and Executive Personnel Committee as designated by the Board, administers the Director Plan.

Amendment and Termination

The Director Plan may be terminated, modified or amended by the stockholders of the Company. The Board of Directors may also terminate the Director Plan or modify or amend it in certain respects as set forth in the Director Plan, unless such action would otherwise require stockholder approval as a matter of applicable law regulation or rule. Amendments to the Plan will not, without the consent of the participant, affect such person’s rights under an award previously granted, unless the award itself otherwise expressly so provides.

Federal Income Tax Consequences

The tax consequences of the Director Plan under current federal law are summarized in the following discussion that deals with the general tax principles applicable to the Director Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

For federal income tax purposes, the recipient of options granted under the Director Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of an option, the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. An optionee’s basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the option. With respect to stock awards and stock issued in exchange for stock units (at retirement), the recipient will have taxable income at the time of receipt of the stock award or stock in exchange of stock units, and the Company will be entitled to a deduction equal to the value of the stock award, or the stock received in exchange for stock units.

Stock payments may be authorized by the Committee in the form of shares of common stock as part of a compensation or deferred compensation arrangement instead of receiving all or any part of compensation, including fees and retainers, that would otherwise be payable to a director in cash. Directors who receive stock at retirement in exchange for stock units will have taxable income at the time of such receipt.

Reasons for Amended and Restated Director Plan

After the grants of 5,000 stock options each to Ms. Stewart and Mr. Baker in January 2003, there were 55,000 shares available for future awards under the Directors Plan. The Company estimates that the Plan will need approximately 40,000 to 50,000 shares per year for stock options, stock awards and stock units that are to be provided under the Directors Plan. In addition to the 5,000 stock options that are granted to new non-employee directors and the 2,000 stock options that are granted each year to the Company’s non-employee directors, the Company currently awards 200 shares of stock annually to these directors as part of their compensation program. Furthermore, the Company encourages these directors to increase their equity interest in the Company by electing to trade their cash compensation in the form of retainers and meeting fees for stock units at fair market value in the Company, which are exchanged for company stock at retirement, which further aligns the interests of directors with other shareholders. Currently, directors must exercise their stock options within twenty-four months following retirement; an amendment to the Directors Plan would permit a director to exercise options up to sixty months following retirement after age seventy-two (but no later than the option’s termination date), thereby providing directors with additional incentive to work for the long-term best interests of the Company.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Directors Plan, as amended and restated.

Your Board of Directors recommends that you vote FOR approval of this proposal.

EMPLOYEE STOCK OPTION AND INCENTIVE PLAN, amended and restated

(“Employee Plan”) (Proxy Item 4)

Proposed Amendments

Upon the recommendation of the Committee, the Board of Directors has approved and adopted, subject to stockholder approval, the Employee Plan, as amended and restated, which includes the following key amendments:

1.	an increase of 3,500,000 in the number of shares of common stock authorized for issuance to employees under the Employee Plan;

2.	the ability to make restricted stock unit awards;

3.	an aggregate limit of 100,000 on the number of shares represented by restricted stock and restricted stock units that can be awarded; and

4.	clarification that stock options may not be repriced (note that options previously granted have never been repriced).

Description of the Employee Plan

In January 1990, the Company’s Board of Directors adopted the Employee Plan and in March 1990 the stockholders approved it. In February 1991, January 1994 and September 1995, the Board of Directors adopted certain amendments to the Employee Plan, which were approved by the stockholders in March 1991, April 1994 and April 1996, respectively.

The principal purpose of the Employee Plan is to provide incentives for officers and employees of the Company and its subsidiaries through granting of options and other awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ.

Under the Employee Plan, as of December 31, 2002, 2,315,400 shares of common stock were authorized for issuance upon exercise of options and other awards. There are no outstanding stock appreciation rights (“SARs”), restricted stock or forms of award other than stock options under this Plan. As of December 31, 2002, a total of 1,349,813 shares were subject to outstanding stock options, of which 709,213 were exercisable; and stock options were held by approximately 650 employees under the Employee Plan and the Stock Incentive Plan. As of December 31, 2002, assuming that all outstanding options are exercised, 965,587 shares remained available for the grant of new stock options and other awards under the Employee Plan. Subject to stockholder approval, as of April 24, 2003, the number of shares deliverable pursuant to awards shall be increased by 3,500,000 for an aggregate total of 5,815,400 under the Employee Plan. On February 24, 2003, the closing price of a share of the Company’s common stock on the New York Stock Exchange Composite Tape was $57.05.

The shares available under the Employee Plan upon exercise of stock options, SAR’s and other awards, and issuance as restricted stock, may be either previously unissued shares, issued shares which have been repurchased by the Company as treasury shares, or former treasury shares that are held in a grantor trust. The Employee Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

If any portion of a stock option, SAR or other award terminates or lapses unexercised, or are canceled, the shares which were subject to the unexercised portion of such option, SAR or other award will continue to be available for issuance under the Employee Plan. The Company has not repriced and will not reprice any stock option under the Employee Plan. This Plan has been designed to meet the requirements of Section 162(m) of the Code regarding deductibility of executive compensation.

The principle features of the Employee Plan, as amended and restated, are summarized herein, but the summary is qualified in its entirety by reference to the Employee Plan itself. Copies of the Employee Plan will be available at the Annual Meeting of Stockholders and can also be obtained by making written request to the Company’s Secretary; a copy of the Employee Plan will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K, which will be filed by March 31, 2003.

Administration

The Employee Plan is administered by the Committee, which consists of at least three members of the Board, none of whom is an employee of the Company. The Committee is authorized to select from among the eligible employees the individuals to whom options, SAR’s, restricted stock and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Employee Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Employee Plan.

The Employee Plan also authorizes the Committee to delegate all or specified administrative duties and authority, except the authority to make grants or awards, to the Chief Executive Officer or the Secretary of the Company, or both. In addition, the Committee may in its discretion grant to the Chief Executive Officer of the Company authority to make grants or awards under the Employee Plan to employees other than executive officers, subject to such limitations as the Committee may impose.

Payment for Shares

The exercise or purchase price for all options, SAR’s, restricted stock and other rights to acquire Company common stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase, or may be paid in whole or in part in common stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of the common stock covered by such options on the date of exercise.

Amendment and Termination

Amendments of the Employee Plan to (i) increase the number of shares as to which options, SAR’s, restricted stock and other awards may be granted (except for adjustments resulting from stock splits, etc.), (ii) change the class of persons eligible to participate, (iii) grant options at an exercise price below the fair market value of a share of common stock of the Company on the date of grant, or (iv) to reprice options require the approval of the Company’s stockholders. In other respects, the Employee Plan can be amended, modified, suspended or terminated by the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation, or rule. Amendments of the Plan will not, without the consent of the participant, affect such person’s rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Employee Plan.

Eligibility

As determined by the Committee, options, SAR’s, restricted stock and other awards under the Employee Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries as determined by the Committee. Approximately 2,100 officers and other employees are eligible for consideration to participate in the Employee Plan. More than one option, SAR, restricted stock grant or other award may be granted to an employee, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an Incentive Stock Option is first exercisable by an optionee during any calendar year cannot exceed $100,000, and the Committee may not grant options or restricted stock to any optionee during any calendar year covering more than 400,000 shares and 100,000 shares, respectively.

Awards to Employees

EMPLOYEE PLANS(1)

Name and Position	Grant Date/Dollar Value ($)(2)	Options Granted in 2002

Philip M. Neal Chairman and CEO	$2,026,500	150,000

Dean A. Scarborough President and CFO	743,000	55,000

Robert G. van Schoonenberg EVP, General Counsel and Secretary	472,800	35,000

Robert M. Malchione SVP, Corporate Strategy and Technology	1,023,300	75,000

Christian A. Simcic Group VP, Roll Materials Worldwide	405,300	30,000

Executive Group	5,927,330	438,000

Non-Executive Director Group	0	—

Non-Executive Officer Employee Group	13,688,854	930,400

Total	$19,616,184	1,368,400

(1)	Values of options to be granted in the future are not presently determinable.
(2)	Option grant date values (for grants under Employee Plan and Stock Incentive Plan) were determined using a Black-Scholes option pricing model as described in footnote (3) on page 10.

Although only stock options have been awarded, the Employee Plan provides that the Committee may award stock options, SAR’s, restricted stock, restricted stock units, performance units, stock payments, dividend equivalents and other stock related benefits, or any combination thereof. Each award or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified stock options (“NQSO’s”) will provide for the right to purchase common stock at an exercise price equal to at least 100% of fair market value of common stock on the grant date and generally will become exercisable in equal installments over four years after the grant date, or for officers, who participate in the LTIP, options will vest in nine years and nine months, subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSO’s have been granted with a term of ten years, but may be granted for any reasonable term.

Incentive stock options (“ISO’s”), if granted, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

Stock appreciation rights may be granted in connection with stock options or other awards, or separately. SAR’s granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company’s common stock over the exercise price of the related option or other awards, subject to such restrictions and requirements as may be determined by the Committee. The Committee may elect to pay SAR’s in cash or in common stock, or in a combination of cash and common stock.

Restricted stock and restricted stock units may be sold or granted to participants at various prices and made subject to such restrictions and requirements as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or pledged, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse. Restricted stock units represents the right to receive, at a specified time or times, either a specified number of shares of common stock, or a cash payment equal to the fair market value of a specified number of shares of common stock, as the Committee shall determine.

Performance units may be granted as determined by the Committee. Generally, these awards will be based upon attainment of specific performance goals, such as increases in earnings per share, net income, sales or unit volume, and may be paid in cash or in common stock or in a combination of cash and common stock. Performance awards may also include bonuses, which may be granted by the Committee on an individual or group basis and which may be payable in cash or in common stock or in a combination of cash and common stock.

Stock payments may be authorized by the Committee in the form of shares of common stock as part of a compensation or deferred compensation arrangement instead of receiving all or any part of compensation, including salary and bonuses, that would otherwise be payable to an employee in cash.

Dividend equivalents may be credited to a participant in the Employee Plan. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by options, SAR’s, restricted stock, or other awards held by the participant.

Miscellaneous Provisions

In consideration of the granting of a stock option, SAR, dividend equivalent, performance award or right to purchase restricted stock, the employee agrees in the written agreement embodying such award to remain in the employ of the Company or a subsidiary of the Company generally for at least one year after the award is granted. Option agreements may also provide for immediate termination of options in the event the optionee terminates employment in violation of an employment agreement or is discharged for cause. Options and other rights granted under the Employee Plan currently provide that in the event of a “change of control” of the Company (as defined in the award agreement) all previously unexercisable options and rights become immediately exercisable.

The Employee Plan provides that the period of exercisability, following retirement, for options, granted on or after November 30, 1995, is (i) the full term of the option for the Chief Executive Officer and Chief Operating Officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the LTIP or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees.

No option, SAR or other award granted under the Employee Plan may be assigned or transferred by the awardee, except by will or the laws of intestate succession or to a properly designated beneficiary or transferee.

During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder, his guardian or legal representative, or properly designated transferee.

The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or other right granted under the Employee Plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use.

Federal Income Tax Consequences

The tax consequences of the Employee Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Employee Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of OBRA. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to qualified “performance-based” compensation established by an independent compensation committee, which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The Company believes that it has complied with the requirements of the performance-based compensation exclusion under OBRA, including option pricing requirements and requirements governing the administration of the Employee Plan so that deductibility of compensation paid to top executives thereunder is not expected to be disallowed. Alternative minimum tax and state and local income taxes are not discussed below, and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options.    For federal income tax purposes, the recipient of NQSO’s granted under the Employee Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSO’s the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. An optionee’s basis for the stock for the purpose of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

Incentive Stock Options.    There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of tax preference” for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee’s retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount, which the recipient realized as ordinary income.

Restricted Stock.    Unless an election is made under Section 83(b) of the Code, an employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b), the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount.

Restricted Stock Unit.    An employee, who has been granted a restricted stock unit award, will not realize taxable income until the employee receives stock or cash pursuant to the award, at which time such employee will realize ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to the employee, subject to any other Code restrictions.

Performance Awards.    A participant who has been granted a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or in common stock, the participant will have ordinary income, and the Company will be entitled to a corresponding deduction.

Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and the Company will have a deduction in the same amount.

Dividend Equivalents.    A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Deferred Compensation.    Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when nonqualified stock options or other awards are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent options are exercised or awards are received, the ordinary rules regarding nonqualified stock options outlined above will apply. When and to the extent, stock or cash is received, the ordinary rules outlined above will apply.

Reasons for Amended and Restated Employee Plan

Under the Employee Plan, 2,315,000 shares of common stock are authorized for issuance. As of December 31, 2002, 965,587 shares remained available for future awards. Also as of that date, options held by officers and employees and covering 1,349,813 shares were outstanding under the Employee Plan. The Board of Directors has determined that it is advisable to continue to provide stock-based incentive compensation to the Company’s key employees, thereby continuing to align the interests of such employees with those of the stockholders, and that awards under the Employee Plan are an effective means of providing such compensation. On February 27, 2003, the Board of Directors approved and adopted the Employee Plan, as amended and restated, including an increase in the number of shares authorized for issuance, fixing the aggregate number of share of restricted stock or restricted stock units at 100,000 that may be issued, and clarified that, while no previously granted options have ever been repriced, the Employee Plan now expressly provides that, options may not be repriced without stockholder approval. In order to continue to grant stock-based incentive compensation in the future, it is necessary to increase the number of shares available for issuance under the Employee Plan. Therefore, the Board recommends that 3,500,000 additional shares of common stock be reserved under the Employee Plan for issuance on exercise of options and other awards.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Employee Plan, as amended and restated.

Your Board of Directors recommends that you vote FOR approval of this proposal.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors set forth below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 28, 2002, with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services, described above, is compatible with maintaining PwC’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors and on the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002, filed with the Securities and Exchange Commission.

February 27, 2003	Sidney R. Petersen (Chairman)

Kent Kresa

David E.I. Pyott

Bruce E. Karatz

Peter K. Barker

GENERAL

Stockholder Proposals

Stockholder proposals for presentation at the annual meeting scheduled to be held on April 22, 2004, must be received at the Company’s principal executive offices on or before November 14, 2003. The Company’s Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

Annual Report

The Company’s 2002 Annual Report to Stockholders has recently been mailed to all stockholders of record.

ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Robert G. van Schoonenberg

Secretary

Dated: March 14, 2003

PROXY SOLICITATION/ VOTING INSTRUCTION CARD ANNUAL MEETING—APRIL 24, 2003 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Frank V. Cahouet, Philip M. Neal and Peter W. Mullin, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2003 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company’s DirectSERVICE™ Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Savings Plan and SHARE Plan.

1.	Election of Directors

Nominees: (01) David E.I. Pyott, (02) Dean A. Scarborough and (03) Julia A. Stewart

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003

3.	Approval of the Director Equity Plan, as amended and restated

4.	Approval of the Employee Stock Option and Incentive Plan, as amended and restated

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3 AND 4.

(OVER)

(continued and to be signed on other side)

PLEASE FOLD AND DETACH HERE

NOTICE

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on this card. Space limitations make it necessary to limit attendance to stockholders. Registration for the Annual Meeting will begin at 12:30 p.m. on April 24, 2003.

☒	Please mark your votes as indicated in this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1. Election of Directors (page 1)	FOR ALL ☐	WITHHELD FROM ALL ☐

FOR ALL EXCEPT the following nominee(s):

A vote FOR the proposals below is recommended by the Board of Directors

2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003 (page 24)	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of Director Equity Plan, as amended and restated (page 25)	☐	☐	☐

4. Approval of Employee Stock Option and Incentive Plan, as amended and restated (page 28)	☐	☐	☐

PLEASE DO NOT FOLD OR PERFORATE THIS CARD

IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY

IN THE ENCLOSED ENVELOPE.

THANK YOU.

Send admission ticket for meeting ☐

Signature of Stockholder(s)/Plan Participant(s)                                                                                 Date              , 2003

NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

PLEASE FOLD AND DETACH HERE

Dear Stockholder/Plan Participant:

You may vote the shares held in this account in any one of the following three ways:

•	Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

•	Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

•	Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy 24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card.

U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock that have not been allocated to the account of any participant in proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card should be returned no later than April 17, 2003.

If you vote by phone or vote using the Internet, please do not mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

CONFIDENTIAL VOTING INSTRUCTIONS	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

TO:	EQUISERVE TRUST COMPANY, N. A., AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 2003.

The undersigned hereby authorizes Wachovia Bank, N.A., as Trustee, to act and vote at the 2003 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.	Election of Directors

Nominees: (01) David E.I. Pyott, (02) Dean A. Scarborough and (03) Julia A. Stewart

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003

3.	Approval of the Director Equity Plan, as amended and restated

4.	Approval of the Employee Stock Option and Incentive Plan, as amended and restated

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3 AND 4.

(OVER)

(continued and to be signed on other side)

PLEASE FOLD AND DETACH HERE

☒	Please mark your votes as indicated in this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1. Election of Directors (page 1)	FOR ALL ☐	WITHHELD FROM ALL ☐

FOR ALL EXCEPT the following nominee(s):

A vote FOR the proposals below is recommended by the Board of Directors

2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003 (page 24)	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of Director Equity Plan, as amended and restated (page 25)	☐	☐	☐

4. Approval of Employee Stock Option and Incentive Plan, as amended and restated (page 28)	☐	☐	☐

PLEASE DO NOT FOLD OR PERFORATE THIS CARD

IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY

IN THE ENCLOSED ENVELOPE.

THANK YOU.

Signature of Optionee                                                                                                                   Date                          , 2003

NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

PLEASE FOLD AND DETACH HERE

Dear Avery Dennison Optionee:

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.

You may vote the shares held in this account in any one of the following three ways:

•	Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

•	Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

•	Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy1 24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card.

If you vote by phone or vote using the Internet, please do not mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING—APRIL 24, 2003 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Frank V. Cahouet, Philip M. Neal and Peter W. Mullin, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2003 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.	Election of Directors

Nominees: (01) David E.I. Pyott, (02) Dean A. Scarborough and (03) Julia A. Stewart

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003

3.	Approval of the Director Equity Plan, as amended and restated

4.	Approval of the Employee Stock Option and Incentive Plan, as amended and restated

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3 AND 4.

(OVER)

(continued and to be signed on other side)

PLEASE FOLD AND DETACH HERE

☒	Please mark your votes as indicated in this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1. Election of Directors (page 1)	FOR ALL ☐	WITHHELD FROM ALL ☐

FOR ALL EXCEPT the following nominee(s):

A vote FOR the proposals below is recommended by the Board of Directors

2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 27, 2003 (page 24)	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of Director Equity Plan, as amended and restated (page 25)	☐	☐	☐

4. Approval of Employee Stock Option and Incentive Plan, as amended and restated (page 28)	☐	☐	☐

PLEASE DO NOT FOLD OR PERFORATE THIS CARD

IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THANK YOU.

Space limitations for the Annual Meeting make it necessary to limit attendance to stockholders. “Street name” holders wishing to attend need to bring to the Annual Meeting a copy of a brokerage statement reflecting stock ownership as of February 24, 2003.

Signature of Stockholder                                                                                                               Date                         , 2003

NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

PLEASE FOLD AND DETACH HERE